Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.10 par value, of Trecora Resources, a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: September 9, 2021

The Radoff Family Foundation

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Director

/s/ Bradley L. Radoff
Bradley L. Radoff

JEC II Associates, LLC

By:	/s/ Michael Torok
	Name:	Michael Torok
	Title:	Manager

The K. Peter Heiland 2008 Irrevocable Trust

By:	/s/ Michael Torok
	Name:	Michael Torok
	Title:	Trustee

/s/ Michael Torok
Michael Torok